METHODE ELECTRONICS, INC. REPORTS FISCAL 2015 FIRST-QUARTER SALES GROWTH OF 30 PERCENT AND INCOME FROM OPERATIONS GROWTH OF 87 PERCENT

Earnings Per Share Increased 53 Percent Despite Higher Income Tax Rate

Chicago, IL -September 4, 2014 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2015 first quarter ended August 2, 2014.

Methode's first-quarter Fiscal 2015 net sales grew $50.8 million, or 30.4 percent, to $218.1 million from $167.3 million in the same quarter of Fiscal 2014.

Net income increased $7.8 million to $21.4 million, or $0.55 per share, in the first quarter of Fiscal 2015 from $13.6 million, or $0.36 per share, in the same period of Fiscal 2014.

Year over year, Fiscal 2015 first-quarter net income benefitted from:

•	higher sales volumes in the Automotive segment; and

•	increased manufacturing efficiencies due to higher sales and vertical integration in the Automotive segment.

Year over year, Fiscal 2015 first-quarter net income was negatively affected by:

•	higher income tax expense of $5.7 million; and

•	increased legal and professional services expenses of $1.6 million.

Consolidated gross margins as a percentage of sales improved to 23.2 percent in the Fiscal 2015 first quarter compared to 20.3 percent in the Fiscal 2014 period as a result of increased manufacturing efficiencies related to higher sales and increased production at the Company’s low-cost manufacturing facility in the Automotive segment, as well as a favorable sales mix and improved manufacturing efficiencies in the Power Products segment, partially offset by unfavorable sales mix in the Interface segment (formerly known as Interconnect) and higher development costs within the Other segment.

Selling and administrative expenses as a percentage of net sales decreased to 10.2 percent for the Fiscal 2015 first quarter compared to 11.3 percent in the same period last year. Selling and administrative expenses increased $3.3 million, or 17.5 percent, to $22.2 million in the Fiscal 2015 first quarter compared to $18.9 million in the prior-year first quarter due primarily to higher legal, professional services, travel, performance-based compensation and development expenses.

In the Fiscal 2015 first quarter, income tax expense increased $5.7 million to $7.0 million from $1.3 million in the Fiscal 2014 first quarter due to a reversal of a valuation allowance against the deferred tax assets in the U.S. in the Fiscal 2014 fourth quarter. The Company’s effective tax rate increased to 24.3 percent in the Fiscal 2015 first quarter compared to 8.7 percent in the previous first quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 first quarter to the same period of Fiscal 2014,

Methode Electronics, Inc. Reports Fiscal 2015 First-Quarter Financial Results

•	Net sales increased 50.6 percent attributable to

•
a 106.2 percent sales improvement in North America due to higher sales of the General Motors' center console program as well as higher demand for transmission lead frame assembly products, partially offset with lower sales volumes for the Ford center console program; and

•	a 11.6 percent sales increase in Europe primarily driven by higher hidden switch product sales, and currency rate fluctuations; partially offset by

•	a 0.5 percent sales decrease in Asia attributable to lower steering-angle sensor and transmission lead frame assembly product sales.

•
Gross margins as a percentage of sales improved to 22.3 percent from 17.9 percent due to increased efficiencies as a result of higher sales and increased production at the Company’s low-cost manufacturing facility.

•	Income from operations increased 127.5 percent due to higher sales, improved manufacturing efficiencies, partially offset by higher selling and administrative expenses.

Comparing the Interface segment's Fiscal 2015 first quarter to the same period of Fiscal 2014,

•	Net sales decreased 0.7 percent attributable to

•	a 10.0 percent sales decline in Europe due to lower radio remote control sales; and

•	a 9.4 percent sales decrease in Asia as a result of the planned exit of a product line; partially offset by

•	a 2.1 percent sales increase in North America attributable to higher demand for data solutions and radio remote control products, partially offset by lower appliance sales.

•	Gross margins as a percentage of sales declined to 27.5 percent from 27.8 percent due primarily to sales mix, partially offset by improved manufacturing efficiencies.

•	Income from operations declined 11.4 percent due to lower sales volumes, unfavorable sales mix and increased legal expenses, partially offset by improved manufacturing efficiencies.

Comparing the Power Products segment's Fiscal 2015 first quarter to the same period of Fiscal 2014,

•	Net sales declined 6.4 percent attributable to

•	a 79.3 percent sales decrease in Europe driven by lower by-pass switch sales; partially offset by

•	a 10.5 percent sales increase in North America due to higher demand for cabling and busbar products; and

•	a 4.1 percent sales improvement in Asia as a result of increased demand for busbar and cabling assembly products.

•	Gross margins as a percentage of sales increased to 25.9 percent from 25.4 percent due to favorable sales mix and manufacturing efficiencies in North America.

•	Income from operations improved 3.4 percent due to favorable sales mix, manufacturing efficiencies and lower selling and administrative expenses, partially offset by lower sales in Europe.

Guidance
Methode has increased its Fiscal 2015 guidance. The Company anticipates sales in the range of $870 to $885 million, income from operations in the range of $108 to $114 million and earnings per share in the range of $2.10 to $2.20. The guidance ranges for Fiscal 2015 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	the sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2015;

Methode Electronics, Inc. Reports Fiscal 2015 First-Quarter Financial Results

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	the timing of the vertical integration of capacitive touchscreens;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	the anticipated impact of, and costs associated with, litigation instituted against a former Hetronic distributor in Europe;

•	an effective tax rate in the low to mid 20 percent range, and no significant changes in tax valuation allowances;

•	compensation expense related to tandem cash awards;

•	no future unusual or one-time items;

•	an increase in shares outstanding between 700,000 to 800,000 due to the vesting of the 2010 performance-based restricted stock awards;

•	$10 to $15 million of Automotive tooling sales; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “We are very pleased that our first-quarter Automotive sales exceeded both industry forecasts and our internal expectations, with segment revenue improving 51 percent and income from operations more than doubling. Also of note, our Automotive gross margins improved 440 basis points, the result of improved manufacturing efficiencies and cost reduction activities. Due to these results and greater expectations from the Automotive industry, we have increased our Fiscal 2015 guidance.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the "Webcast" icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through September 18 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13589687. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and

Methode Electronics, Inc. Reports Fiscal 2015 First-Quarter Financial Results

industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, volume, quality and cost of new program launches; (5) ability to withstand price pressure; (6) dependence on our supply chain; (7) dependence on the availability and price of raw materials; (8) customary risks related to conducting global operations; (9) currency fluctuations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) location of a significant amount of cash outside of the U.S.; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect our intellectual property; (18) ability to compete effectively; (19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended
	August 2, 2014	July 27, 2013

Net sales	$218.1	$167.3

Cost of products sold	167.6	133.3

Gross profit	50.5	34.0

Selling and administrative expenses	22.2	18.9

Income from operations	28.3	15.1

Interest expense, net	—	0.1
Other (income)/expense, net	(0.1)	0.1

Income before income taxes	28.4	14.9

Income tax expense	7.0	1.3

Net income	21.4	13.6

Less: Net income attributable to noncontrolling interest	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$21.4	$13.6

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.56	$0.36
Diluted	$0.55	$0.36
Cash dividends:
Common stock	$0.09	$0.07
Weighted average number of Common Shares outstanding:
Basic	38,464,558	37,552,740
Diluted	38,648,204	38,251,312

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	August 2, 2014	May 3, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$135.7	$116.4
Accounts receivable, net	156.7	173.0
Inventories:
Finished products	16.9	14.2
Work in process	12.5	12.0
Materials	44.7	45.4
	74.1	71.6
Deferred income taxes	6.1	8.7
Prepaid expenses and other current assets	12.9	12.0
TOTAL CURRENT ASSETS	385.5	381.7
PROPERTY, PLANT AND EQUIPMENT	324.2	323.6
Less allowances for depreciation	224.7	222.4
	99.5	101.2
GOODWILL	12.9	13.0
INTANGIBLE ASSETS, net	12.6	13.0
PRE-PRODUCTION COSTS	11.6	10.5
DEFERRED INCOME TAXES	37.2	40.0
OTHER ASSETS	16.4	16.1
	90.7	92.6
TOTAL ASSETS	$575.7	$575.5
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$79.5	$82.0
Other current liabilities	39.5	37.1
TOTAL CURRENT LIABILITIES	119.0	119.1
LONG-TERM DEBT	38.0	48.0
OTHER LIABILITIES	4.4	3.4
DEFERRED COMPENSATION	6.4	12.8
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,497,776 and 39,262,168 shares issued as of August 2, 2014 and May 3, 2014, respectively	19.7	19.6
Additional paid-in capital	92.8	89.8
Accumulated other comprehensive income	19.4	24.7
Treasury stock, 1,342,188 shares as of August 2, 2014 and May 3, 2014	(11.4)	(11.4)
Retained earnings	287.1	269.2
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	407.6	391.9
Noncontrolling interest	0.3	0.3
TOTAL EQUITY	407.9	392.2
TOTAL LIABILITIES AND EQUITY	$575.7	$575.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Three Months Ended
	August 2, 2014	July 27, 2013
OPERATING ACTIVITIES
Net income	$21.4	$13.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	5.6	5.2
Amortization of intangibles	0.4	0.5
Amortization of stock awards and stock options	1.0	1.2
Changes in operating assets and liabilities	4.8	(12.0)
Other	—	0.2
NET CASH PROVIDED BY OPERATING ACTIVITIES	33.2	8.7

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3.3)	(9.3)
NET CASH USED IN INVESTING ACTIVITIES	(3.3)	(9.3)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	4.5	1.0
Cash dividends	(3.4)	(2.6)
Proceeds from borrowings	—	14.5
Repayment of borrowings	(10.0)	(5.5)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	(8.9)	7.4

Effect of foreign currency exchange rate changes on cash	(1.7)	0.8

INCREASE IN CASH AND CASH EQUIVALENTS	19.3	7.6
Cash and cash equivalents at beginning of period	116.4	65.8
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$135.7	$73.4